                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1584 DATED 14 FEBRUARY 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $94,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010,
   CURRENTLY TOTALING A$694,000,000.00 (A$694,000,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the accompanying prospectus dated December 17, 2004 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.  (i)   Issuer:                           Queensland Treasury Corporation
    (ii)  Guarantor:                        The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                   2010
                                            (to be consolidated and form a single series with QTC
                                            5.5% Global A$ Bonds due 14 May, 2010, ISIN
                                            US748305F57)

3.        Specific Currency or Currencies:  AUD ("A$")

4.  (i)   Issue price:                      101.812%
    (ii)  Dealers' fees and commissions     No fee or commission is payable in respect of the issue
          paid by Issuer:                   of the bond(s) described in this Pricing Supplement.
                                            Instead, QTC pays fees and commissions in accordance
                                            with the procedure described in the QTC Offshore and
                                            Onshore Fixed Interest Distribution Group Operational
                                            Guidelines.

5.        Specified Denominations:          A$1,000

6.  (i)   Issue Date:                       16 February 2006
    (ii)  Record Date (date on and from     7 May/7 November
          which security is Ex-interest):
    (iii) Interest Payment Dates:           14 May/14 November

7.        Maturity Date:                    14 May 2010

8.        Interest Basis:                   5.5 per cent Fixed Rate

9.        Redemption/Payment Basis:         Redemption at par

10.       Change of Interest Basis or       Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:              Senior and rank pari passu with other senior, unsecured
                                            debt obligations of QTC
    (ii)  Status of the Guarantee:          Senior and ranks pari passu with all its other unsecured
                                            obligations

12.       Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:              5.5 percent per annum payable semi-annually in arrears
    (ii)  Interest Payment Date(s):         14 May and 14 November in each year up to and including
                                            the Maturity Date
    (iii) Fixed Coupon Amount(s):           A$27.50 per A$1,000 in nominal amount
    (iv)  Determination Date(s):            Not Applicable
    (v)   Other terms relating to the       None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:          A$1,000 per bond of A$1,000 Specified

                                            Denomination

15.       Early Redemption Amount(s)        Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                    Permanent Global Note not exchangeable for Definitive
                                            Bonds

17.       Additional Financial Centre(s)    Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or      No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special            Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and          Not Applicable
          addresses of Managers and
          underwriting commitments:
    (ii)  Date of Dealer Agreement:         13 February 2006 (the "Trade Date")
    (iii) Stabilizing Manager(s)            Not Applicable
          (if any):

21.       If non-syndicated, name and       Citigroup Global Markets Australia Citigroup Centre
          address of relevant Dealer:       Level 40, 2 Park Street
                                            Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C        TEFRA Not Applicable
          rules applicable or TEFRA rules
          not applicable:

23.       Additional selling                Not Applicable
          restrictions:

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                              Bourse de Luxembourg.
(ii)  Admission to trading:                 Application has been made for the bonds to be admitted
                                            to trading on the regulated market of the Bourse de
                                            Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                              The bonds to be issued have been rated:

                                            S&P:     AAA
                                            Moody's: Aaa

                                            An obligation rated 'AAA' by S&P has the highest credit
                                            rating assigned by Standard & Poor's. The obligor's
                                            capacity to meet its financial commitment on the
                                            obligation is extremely strong.

                                            Obligations rated Aaa by Moody's are judged to be of the
                                            highest quality with minimal credit risk.

                                            A credit rating is not a recommendation to buy, sell or
                                            hold securities and may be revised or withdrawn by the
                                            rating agency at any time. Each rating should be
                                            evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                See "Use of Proceeds" section in the prospectus
                                            supplement.
(ii)  Estimated net proceeds:               Not Applicable.
(iii) Estimated total expenses:             Not Applicable.

5.    YIELD

      Indication of yield:                  5.395%

                                            Calculated as 7 basis points less than the yield on the
                                            equivalent A$ Domestic Bond issued by the Issuer under
                                            its Domestic A$ Bond Facility on the Trade Date.

                                            The yield is calculated on the Trade Date on the basis
                                            of the Issue Price. It is not an indication of future
                                            yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                            US748305BF57
(ii)  Common Code:                          21354040
(iii) CUSIP Code:                           748305BF5
(iv)  Any clearing system(s) other than     Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream
      Banking, societe anonyme and the
      relevant identification number(s):
(v)   Delivery:                             Delivery free of payment
(vi)  Names and addresses of additional     Not Applicable
      Paying Agent(s) (if any):